Exhibit 1
December 22, 2006
1. Announcement of a Business Alliance with Kumamoto Family Bank, Ltd.
     NIS Group Co., Ltd. entered into a basic agreement to form a business alliance with Kumamoto Family Bank, Ltd. on December 22, 2006 to provide financial services to Small and Medium-sized Enterprises (SMEs), including start-up businesses, and business owners.
(For details, please refer to the press release dated December 22, 2006.)
2. Announcement of Business and Capital Alliance with Araigumi Co., Ltd.
     NIS Group Co., Ltd. entered into a basic agreement to form a business alliance with Araigumi Co., Ltd. on December 1, 2006 and decided to subscribe to a third party allotment of new shares to be issued by Araigumi Co., Ltd.
(For details, please refer to the press release dated December 14, 2006.)
3. Announcement of Business Alliance with The Hokkaido Bank, Ltd.
     NIS Group Co., Ltd. entered into a basic agreement to form a business alliance with The Hokkaido Bank, Ltd., a subsidiary of Hokuhoku Financial Group Inc. on November 30, 2006 to provide financial services to SMEs, including start-up businesses, and business owners.
(For details, please refer to the press release dated December 20, 2006.)
4. IR Road Show in Singapore and Hong Kong
     NIS Group Co., Ltd. presented its corporate strategy and direction to institutional investors during an IR Road Show held from November 20-23, 2006 in Singapore and Hong Kong.
5. Participation in “The 20th Tokyo Business Summit”
     “The 20th Tokyo Business Summit” was held from November 13-14, 2006, sponsored by Venture Link Co., Ltd., which is one of our business partners. This summit has been held every year as an opportunity to create business connections which may lead directly to business expansion and business discussions among executives. On those days, 27,000 managing executives visited and 725 companies, including our group, presented new business ideas and explained various services.
(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)
NIS GROUP CO., LTD. SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/index.cfm
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nisgroup.co.jp